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                    April 13, 2022

       Steven Rosen
       Co-Chief Executive Officer
       Zanite Acquisition Corp.
       25101 Chagrin Boulevard Suite 350
       Cleveland, Ohio 44122

                                                        Re: Zanite Acquisition
Corp.
                                                            Amendment No. 4 to
Preliminary Proxy Statement on Schedule 14A
                                                            Filed April 12,
2022
                                                            File No. 001-39704

       Dear Mr. Rosen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing